                                                                     Exhibit 4.1


                              COMMON STOCK PURCHASE

                                    AGREEMENT




                           Dated as of January 5, 2005




                                  by and among




                            ORTEC INTERNATIONAL, INC.



                                       and



                       THE PURCHASERS LISTED ON EXHIBIT A

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
COMMON STOCK PURCHASE AGREEMENT...................................................................................1

ARTICLE I
         Purchase and Sale of Common Stock and Warrants...........................................................1
         Section 1.1          Purchase and Sale of Common Stock and Warrants......................................1
         Section 1.2          Purchase Price and Closing..........................................................2

ARTICLE II
         Representations and Warranties...........................................................................2
         Section 2.1          Representations and Warranties of the Company.......................................2
         Section 2.2          Representations and Warranties of the Purchasers...................................13

ARTICLE III
         Covenants...............................................................................................15
         Section 3.1          Securities Compliance..............................................................15
         Section 3.2          Registration and Listing...........................................................15
         Section 3.3          Inspection Rights..................................................................16
         Section 3.4          Compliance with Laws...............................................................16
         Section 3.5          Keeping of Records and Books of Account............................................16
         Section 3.6          Reporting Requirements.............................................................16
         Section 3.7          Other Agreements...................................................................16
         Section 3.8          Use of Proceeds....................................................................16
         Section 3.9          Reporting Status...................................................................17
         Section 3.10         Disclosure of Transaction..........................................................17
         Section 3.11         Disclosure of Material Information.................................................17
         Section 3.12         Pledge of Securities...............................................................17

ARTICLE IV
         Conditions..............................................................................................18
         Section 4.1          Conditions Precedent to the Obligation of the Company to Close and to Sell the
                              Securities.........................................................................18
         Section 4.2          Conditions Precedent to the Obligation of the Purchasers to Close and to Purchase the
                              Securities.........................................................................18

ARTICLE V
         Certificate Legend......................................................................................20
         Section 5.1          Legend.............................................................................20

ARTICLE VI
         Indemnification.........................................................................................21
         Section 6.1          General Indemnity..................................................................21
         Section 6.2          Indemnification Procedure..........................................................21

ARTICLE VII
         Miscellaneous...........................................................................................22
         Section 7.1          Fees and Expenses..................................................................22

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                               Page
                                                                                                               ----
         Section 7.2          Specific Performance; Consent to Jurisdiction; Venue...............................23
         Section 7.3          Entire Agreement; Amendment........................................................23
         Section 7.4          Notices............................................................................23
         Section 7.5          Waivers............................................................................24
         Section 7.6          Headings...........................................................................24
         Section 7.7          Successors and Assigns.............................................................25
         Section 7.8          No Third Party Beneficiaries.......................................................25
         Section 7.9          Governing Law......................................................................25
         Section 7.10         Survival...........................................................................25
         Section 7.11         Counterparts.......................................................................25
         Section 7.12         Publicity..........................................................................25
         Section 7.13         Severability.......................................................................25
         Section 7.14         Further Assurances.................................................................25

ACCREDITED INVESTOR CERTIFICATION................................................................................iv

                         COMMON STOCK PURCHASE AGREEMENT


         This COMMON STOCK PURCHASE AGREEMENT this ("Agreement"), dated as of January 5, 2005 by and between Ortec International, Inc., a Delaware corporation (the "Company"), and the purchasers listed on Exhibit A hereto (each a "Purchaser" and collectively, the "Purchasers"), for the purchase and sale of shares of the Company's common stock, par value $.001 per share (the "Common Stock") by the Purchasers.

         The parties hereto agree as follows:


                                   ARTICLE I

                 Purchase and Sale of Common Stock and Warrants

          Section 1.1 Purchase and Sale of Common Stock and Warrants.


          (a) Upon the following terms and conditions, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, an aggregate of ______________ shares of Common Stock (the "Shares") at a price per share of $.833 ($100,000 purchases 120,000 common shares) (the "Per Share Purchase Price") for an aggregate purchase price of up to $7,000,000 (the "Purchase Price"); provided, however, that the aggregate Purchase Price hereunder shall be no less than $5,000,000; provided, further, that gross proceeds of $1,439,161 received by the Company through the issuance of equity securities pursuant to that certain special warrant offer whereby the Company issued an aggregate of 1,432,296 shares of Common Stock (which number includes 935,308 shares of Common Stock issuable upon conversion of 233.8274 shares of the Company's Series D Convertible Preferred Stock (the "Series D Preferred Stock") issued in lieu of Common Stock to purchasers who would own in excess of 9.99% of the Common Stock outstanding on the issuance date) and will issue warrants to purchase an aggregate of 429,689 shares of Common Stock to the former holders of Series B-1, Series B-2 and Series C warrants as more fully described in the Form 8-K filed by the Company on December 9, 2004 shall constitute a portion of the Purchase Price hereunder. The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), including Regulation D ("Regulation D"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder.

          (b) In the event that a Purchaser would own in excess of 9.99% of the Common Stock outstanding on the Closing Date (as defined below), such Purchaser shall purchase shares of Series D Preferred Stock set forth opposite its name on Exhibit A hereto. This Agreement, including, without limitation, the representations and warranties contained herein, shall apply to the purchase of the Series D Preferred Stock and, accordingly, any reference in this Agreement to "Shares" shall also be deemed to include such shares of the Series D Preferred Stock and any shares of Common Stock issuable upon conversion of such Series D

Preferred Stock. The Series D Preferred Stock pays no dividends and shall convert into Common Stock when such Purchaser's beneficial ownership percentage falls below 9.99%.

          (c) Upon the following terms and conditions, the Purchasers shall be issued Series E Warrants, in substantially the form attached hereto as Exhibit B (the "Warrants"), to purchase the number of shares of Common Stock set forth opposite such Purchaser's name on Exhibit A hereto. The Warrants shall be exercisable immediately upon issuance, shall have a term of five (5) years and shall have an exercise price per share equal to the Warrant Price (as defined in the Warrants). Any shares of Common Stock issuable upon exercise of the Warrants (and such shares when issued) are herein referred to as the "Warrant Shares". The Shares, the Warrants and the Warrant Shares are sometimes collectively referred to herein as the "Securities".

          (d) For a period of forty-five (45) days following the Closing Date, each of the Purchasers shall have the right to purchase additional Shares equal to twenty-five percent (25%) of such Purchaser's initial investment in the Shares on the Closing Date on the same terms and conditions as set forth in this Agreement (the "Additional Investment Right").

          Section 1.2 Purchase Price and Closing. Subject to the terms and conditions hereof, the Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase the number of Shares and Warrants, in each case, set forth opposite their respective names on Exhibit A. The closing of the purchase and sale of the Shares and Warrants to be acquired by the Purchasers from the Company under this Agreement shall take place at the offices of Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174 (the "Closing") at 10:00 a.m., New York time (a) on or before January 7, 2005, provided, that all of the conditions set forth in Article IV hereof and applicable to the Closing shall have been fulfilled or waived in accordance herewith, or (b) at such other time and place or on such date as the Purchasers and the Company may agree upon (the "Closing Date"). At the Closing, the Company shall deliver or cause to be delivered to each Purchaser (i) a certificate registered in the name of the Purchaser representing the number of Shares that such Purchaser is purchasing pursuant to the terms hereof and (ii) a Warrant to purchase such number of shares of Common Stock as is set forth opposite the name of such Purchaser on Exhibit A. At the Closing, each Purchaser shall deliver its Purchase Price by wire transfer to an account designated by the Company.


                                   ARTICLE II

                         Representations and Warranties

          Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers as follows, as of the date hereof and the Closing Date, except as set forth on the Schedule of Exceptions attached hereto with each numbered Schedule corresponding to the section number herein:

          (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not have any subsidiaries or own securities of any kind in any other entity except as set forth in Section 2.1(g) hereto. The Company and its subsidiary is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect. For the purposes of this Agreement, "Material Adverse Effect" means any effect on the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Company that is material and adverse to the Company and its subsidiary, taken as a whole, and any condition, circumstance or situation that would prohibit the Company from entering into and performing any of its obligations hereunder and under the other Transaction Documents (as defined below).

          (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Warrants and that certain Registration Rights Agreement by and among the Company and the Purchasers, dated as of the date hereof, substantially in the form of Exhibit C attached hereto (the "Registration Rights Agreement" and, together with this Agreement and the Warrants, the "Transaction Documents") and to issue and sell the Securities in accordance with the terms hereof. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company, its Board of Directors or stockholders is required. When executed and delivered by the Company, each of the Transaction Documents shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

          (c) Capitalization. The authorized capital stock of the Company as of the date of this Agreement consists of 200,000,000 shares of Common Stock, of which 5,640,991 were issued and outstanding as of December 31, 2004, and 1,000,000 shares of preferred stock, of which 1,445.59367 were issued and outstanding as of December 31, 2004. All of the outstanding shares of the Common Stock and any other outstanding security of the Company have been duly and validly authorized. Except as set forth in this Agreement and as set forth in the Commission Documents, no shares of Common Stock or any other security of the Company are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement and as set forth in the Commission Documents, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities or as provided in the Commission Documents, the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities except in connection with the sale or issuance of the Company's Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock. The Company is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of the Company.

          (d) Issuance of Securities. The Shares and the Warrants to be issued at the Closing have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof and the Warrants, respectively, the Shares and the Warrant Shares will be validly issued, fully paid and nonassessable and free and clear of all liens, encumbrances and rights of refusal of any kind and the holders shall be entitled to all rights accorded to a holder of Common Stock.

          (e) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the Company's Certificate of Incorporation (the "Certificate") or Bylaws (the "Bylaws"), each as amended to date, or its subsidiary's comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or its subsidiary is a party or by which the Company or its subsidiary's respective properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or its subsidiary or by which any property or asset of the Company or its subsidiary are bound or affected, except, in all cases, other than violations pursuant to clauses (i) or (iii) (with respect to federal and state securities laws) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company and its subsidiary is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations, which singularly or in the aggregate do not and will not have a Material Adverse Effect. Neither the Company nor its subsidiary is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or issue and sell the Securities in accordance with the terms hereof (other than any filings, consents and approvals which may be required to be made by the Company under applicable state and federal securities laws, rules or regulations or any registration provisions provided in the Registration Rights Agreement).

          (f) Commission Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "Commission") pursuant to the registration and reporting requirements of the Exchange Act and the Securities Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "Commission Documents"). The Commission Documents include the Form 10-Q for the fiscal quarters ended September 30, 2004, June 30, 2004 and March 31, 2004 (collectively, the "Form 10-Q"), the Form 10-K for the fiscal year ended December 31, 2003 (the "Form 10-K"), the Company's registration statement on Form S-2 which became effective September 21, 2004, and the Company's Current Reports on Form 8-K filed on October 22, 2004, November 3, 2004, November 30, 2004, December 9, 2004 and December 14, 2004, all of which Commission Documents at the time of their respective filings complied in all material respects with the requirements of the Exchange Act and of the Securities Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the Notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiary as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (g) Subsidiaries. The only subsidiary of the Company is Orcel, LLC, which was formed under the laws of Delaware. The Company owns all of the outstanding membership interests of Orcel LLC. All of the outstanding membership interests of its subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon its subsidiary for the purchase or acquisition of any membership interests of its subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any such membership interests. Neither the Company nor its subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any membership interests of its subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence.

          (h) No Material Adverse Change. Since September 30, 2004, the Company has not experienced or suffered any Material Adverse Effect, except for the use of its cash in the regular course of its development stage activities, without offsetting income.

          (i) No Undisclosed Liabilities. Except as disclosed in the Commission Documents, since September 30, 2004, neither the Company nor its subsidiary has incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company's or its subsidiary's respective businesses and which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, except for the

Company's use of its cash since September 30, 2004 in the regular course of its development stage activities, without offsetting income.

          (j) No Undisclosed Events or Circumstances. Since September 30, 2004 except as disclosed in the Commission Documents, no event or circumstance has occurred or exists with respect to the Company or its subsidiary or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

          (k) Indebtedness. The Company's financial statements and other information in the Commission Documents set forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company and its subsidiary, or for which the Company or its subsidiary have commitments, except for the Company's use of its cash since September 30, 2004 in the regular course of its development stage activities, without offsetting income.

          (l) Title to Assets. Each of the Company and its subsidiary has good and marketable title to all of its real and personal property reflected in the Commission Documents, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those, individually or in the aggregate, do not cause a Material Adverse Effect. All said leases of the Company and its subsidiary are valid and subsisting and in full force and effect.

          (m) Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against the Company or its subsidiary which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Commission Documents, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, its subsidiary or any of their respective properties or assets, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or its subsidiary or any officers or directors of the Company or its subsidiary in their capacities as such, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (n) Compliance with Law. The business of the Company and its subsidiary has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents or such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiary have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (o) Taxes. Except as set forth in the Commission Documents, the Company and its subsidiary have accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and its subsidiary for all current taxes and other charges to which the Company or its subsidiary is subject and which are not currently due and payable. None of the federal income tax returns of the Company or its subsidiary have been audited by the Internal Revenue Service. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or its subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

          (p) Certain Fees. Other than pursuant to the placement agency and financial advisory agreements attached hereto as Schedule 2.1(p), the Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

          (q) Disclosure. To the best of the Company's knowledge, neither this Agreement nor any other documents, schedules, certificates or instruments furnished to the Purchasers by or on behalf of the Company or its subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

          (r) Operation of Business. The Company and its subsidiary own or possess the rights to all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations which are necessary for the conduct of its business as now conducted without any conflict with the rights of others.

          (s) Environmental Compliance. The Company and its subsidiary have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. "Environmental Laws" shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. The Company has all necessary governmental approvals required under all Environmental Laws and used in its business or in the business of its subsidiary, except for such instances as would not individually or in the aggregate have a Material Adverse Effect. The Company and its subsidiary are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its subsidiary that violate or would be reasonably likely to violate any Environmental Law after the Closing or that would be reasonably likely to give rise to any Environmental Liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including, without limitation, underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance. "Environmental Liabilities" means all liabilities of a person (whether such liabilities are owed by such person to governmental authorities, third parties or otherwise) whether currently in existence or arising hereafter which arise under or relate to any Environmental Law.

          (t) Books and Records; Internal Accounting Controls. The records and documents of the Company and its subsidiary accurately reflect in all material respects the information relating to the business of the Company and its subsidiary, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or its subsidiary. The Company and its subsidiary maintain a system of internal accounting controls sufficient, in the judgment of the Company's board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

          (u) Material Agreements. Except for the Transaction Documents (with respect to clause (i) only), or as disclosed in the Commission Documents, or as would not be reasonably likely to have a Material Adverse Effect, (i) the Company and its subsidiary have performed all obligations required to be performed by them to date under any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, filed or required to be filed with the Commission (the "Material Agreements") except for past due amounts owed by the Company to (x) Cambrex Bio Science Walkersville, Inc. ("Cambrex") pursuant to the terms of the Cell Therapy Manufacturing Agreement between the Company and Cambrex and (y) the Trustees of Columbia University ("Columbia") pursuant to the lease for the Company's offices in New York City,
(ii) neither the Company nor its subsidiary has received any notice of default under any Material Agreement and, (iii) to the best of the Company's knowledge, neither the Company nor its subsidiary is in default under any Material Agreement now in effect except for the past due amounts owed by the Company to Cambrex and Columbia.

          (v) Transactions with Affiliates. Except as set forth in the Commission Documents, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company, its subsidiary or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any member of the immediate family of such officer, employee, consultant, or director or any corporation or other entity controlled by such officer, employee, consultant, or director, or a member of the immediate family of such officer, employee, consultant, or director which, in each case, is required to be disclosed in the Commission Documents or in the Company's most recently filed definitive proxy statement on Schedule 14A, that is not so disclosed in the Commission Documents or in such proxy statement.

          (w) Securities Act of 1933. Based in material part upon the representations herein of the Purchasers, the Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Securities hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Securities or similar securities to, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Securities under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.

          (x) Governmental Approvals. Except for filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or federal securities laws (which, if required, will be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Securities, or for the performance by the Company of its obligations under the Transaction Documents.

          (y) Employees. Neither the Company nor its subsidiary has any collective bargaining arrangements or agreements covering any of its employees. Neither the Company nor its subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such subsidiary required to be disclosed in the Commission Documents that is not so disclosed. Since June 2004 no officer, consultant or key employee of the Company or any subsidiary whose termination, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or its subsidiary.

          (z) Absence of Certain Developments. Except as contemplated by this Agreement, or as disclosed in the Commission Documents, or pursuant to outstanding warrants or options of the Company having been exercised, or outstanding convertible securities having been converted since September 30, 2004, neither the Company nor its subsidiary has:

          (i) issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto except:

               (A) 1,432,296 shares of Common Stock (which number includes 935,308 shares of Common Stock issuable upon conversion of
                    233.8274 shares of the Company's Series D Convertible Preferred Stock) and Series E Warrants which are to be issued to purchase an additional 429,689 shares of Common Stock, all of which Common Stock, Series D Convertible Preferred Stock and Series E Warrants were or will be issued to participants in the special warrant offer referred to in
                    Section 1.1(a) above;

               (B) 414,270 shares of Common Stock (which number includes 137,250 shares of Common Stock issuable upon conversion of
                    34.3128 shares of the Company's Series D Convertible Preferred Stock) to be issued to holders of $9,206,000 of the Company's promissory notes for extension of the maturity dates of such notes; and

               (C) 27,500 shares of Common Stock issued in connection with securing loans for the Company.

          (ii) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business;

          (iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

          (iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock, in each case in excess of $50,000 individually or $100,000 in the aggregate;

          (v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, in each case in excess of $250,000, except in the ordinary course of business;

          (vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights in excess of $250,000, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchasers or their representatives, or in connection with a sales agency agreement between the Company and Cambrex Bio Science Walkersville, Inc. (the "Cambrex Sales Agreement");

          (vii) suffered any material losses or waived any rights of material value, except in the ordinary course of business, or suffered the loss of any material amount of prospective business;

          (viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

          (ix) made capital expenditures or commitments therefor that aggregate in excess of $500,000;

          (x) entered into any material transaction, whether or not in the ordinary course of business, except the Cambrex Sales Agreement;

          (xi) made charitable contributions or pledges in excess of $25,000;

          (xii) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

          (xiii) experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

          (xiv) entered into an agreement, written or otherwise, to take any of the foregoing actions, except the Cambrex Sales Agreement.

          (aa) Public Utility Holding Company Act and Investment Company Act Status. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon the Closing will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          (bb) ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company or its subsidiary which is or would be materially adverse to the Company and its subsidiary. The execution and delivery of this Agreement and the issuance and sale of the Shares and the Warrants will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided that, if any of the Purchasers, or any person or entity that owns a beneficial interest in any of the Purchasers, is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a "party in interest" (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 2.1(cc), the term "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or its subsidiary or by any trade or business, whether or not incorporated, which, together with the

Company or its subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

          (cc) Independent Nature of Purchasers. The Company acknowledges that the obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents. The decision of each Purchaser to purchase Securities pursuant to this Agreement has been made by such Purchaser independently of any other purchase and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of its subsidiary which may have made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. The Company further acknowledges that nothing contained herein, or in any Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. For reasons of administrative convenience only, the Transaction Documents have been prepared by counsel for one of the Purchasers. Such counsel does not represent all of the Purchasers but only such Purchaser and the other Purchasers may retain their own individual counsel with respect to the transactions contemplated hereby. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers. The Company acknowledges that such procedure with respect to the Transaction Documents in no way creates a presumption that the Purchasers are in any way acting in concert or as a group with respect to the Transaction Documents or the transactions contemplated hereby or thereby.

          (dd) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Securities pursuant to Regulation D and Rule 506 thereof under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or its subsidiary take any action or steps that would cause the offering of the Securities to be integrated with other offerings. The Company does not have any registration statement pending before the Commission or currently under the Commission's review.

          (ee) Sarbanes-Oxley Act. The Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and the rules and regulations promulgated thereunder, that are effective and intends to comply with other applicable provisions of the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, upon the effectiveness of such provisions.

          Section 2.2 Representations and Warranties of the Purchasers. Each of the Purchasers hereby represents and warrants to the Company with respect solely to itself and not with respect to any other Purchaser as follows as of the date hereof and as of the Closing Date:

          (a) Organization and Standing of the Purchasers. If the Purchaser is an entity, such Purchaser is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

          (b) Authorization and Power. Each Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Securities being sold to it hereunder. The execution, delivery and performance of the Transaction Documents by each Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Purchaser or its Board of Directors, stockholders, or partners, as the case may be, is required. When executed and delivered by the Purchasers, the other Transaction Documents shall constitute valid and binding obligations of each Purchaser enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

          (c) No Conflict. The execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated thereby and hereby do not and will not (i) violate any provision of the Purchaser's charter or organizational documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser is a party or by which the Purchaser's respective properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Purchaser or by which any property or asset of the Purchaser are bound or affected, except, in all cases, other than violations pursuant to clauses (i) or (iii) (with respect to federal and state securities laws) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, materially and adversely affect the Purchaser's ability to perform its obligations under the Transaction Documents.

          (d) Acquisition for Investment. Each Purchaser is purchasing the Shares and Warrants solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. Each Purchaser does not have a present intention to sell any of the Shares or Warrants, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Shares or Warrants to or through any person or entity; provided, however, that by making the representations herein, such Purchaser does not agree to hold the Shares or the Warrants for any minimum or other specific term and reserves the right to dispose of the Shares or the Warrants at any time in accordance with Federal and state securities laws applicable to such disposition. Each Purchaser acknowledges that it (i) has such knowledge and experience in financial and business matters such that Purchaser is capable of evaluating the merits and risks of Purchaser's investment in the Company, (ii) is able to bear the financial risks associated with an investment in the Securities and (iii) has been given full access to such records of the Company and its subsidiary and to the officers of the Company and its subsidiary as it has deemed necessary or appropriate to conduct its due diligence investigation.

          (e) Rule 144. Each Purchaser understands that the Securities must be held indefinitely unless such Shares are registered under the Securities Act or an exemption from registration is available. Each Purchaser acknowledges that such person is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act ("Rule 144"), and that such Purchaser has been advised that Rule 144 permits resales only under certain circumstances. Each Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

          (f) General. Each Purchaser understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Securities. Each Purchaser understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

          (g) No General Solicitation. Each Purchaser acknowledges that the Securities were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

          (h) Accredited Investor. Each Purchaser is an "accredited investor" (as defined in Rule 501 of Regulation D), and such Purchaser has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Purchaser is not a broker-dealer. Each Purchaser acknowledges that an investment in the Securities is speculative and involves a high degree of risk. Each Purchaser has completed or caused to be completed the Investor Questionnaire Certification attached hereto as Exhibit D certifying as to its status as an "accredited investor" and understands that the Company is relying upon the truth and accuracy of the Purchaser set forth therein to determine the suitability of such Purchaser to acquire the Securities.

          (i) Certain Fees. The Purchasers have not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

          (j) Independent Investment. Except as may be disclosed in any filings with the Commission by any Purchaser under Section 13 and/or Section 16 of the Exchange Act, no Purchaser has agreed to act with any other Purchaser for the purpose of acquiring, holding, voting or disposing of the Securities purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Purchaser is acting independently with respect to its investment in the Securities.

          (k) No Shorting. No Purchaser has engaged in any short sales of the Common Stock or instructed any third parties to engage in any short sales of the Common Stock on its behalf prior to the Closing Date. Each Purchaser covenants and agrees that it will not be in a net short position with respect to the shares of Common Stock.

          (l) Information Provided. Each Purchaser acknowledges that it has reviewed the Commission Documents and has had a reasonable opportunity to ask questions of and receive answers from persons acting on behalf of the Company concerning the transactions to be consummated hereby and if such opportunity was taken, all such questions have been answered to the full satisfaction of such Purchaser. Each Purchaser and its advisors, if any, have had the opportunity to request, receive and consider all information relating to the business, properties, operations, condition (financial or other), results of operations or prospects of the Company and information relating to the offer and sale of the Securities deemed relevant by them.


                                   ARTICLE III

                                    Covenants

          The Company covenants with each Purchaser as follows, which covenants are for the benefit of each Purchaser and their respective permitted assignees.

          Section 3.1 Securities Compliance. The Company shall notify the Commission in accordance with its rules and regulations, of the transactions contemplated by any of the Transaction Documents and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Purchasers, or their respective subsequent holders.

          Section 3.2 Registration and Listing. The Company shall use its reasonable best efforts to cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, to comply in all respects with its reporting and filing obligations under the Exchange Act, to comply with all requirements related to any registration statement filed pursuant to this Agreement, and to not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company shall use its reasonable best efforts to continue the listing or trading of its Common Stock on the OTC Bulletin Board or any successor market.

          Section 3.3 Inspection Rights. The Company shall permit, during normal business hours and upon reasonable request and reasonable notice, each Purchaser or any employees, agents or representatives thereof, so long as such Purchaser shall be obligated hereunder to purchase the Shares or shall beneficially own any Shares or Warrant Shares, for purposes reasonably related to such Purchaser's interests as a stockholder to examine and make reasonable copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and its subsidiary, and to discuss the affairs, finances and accounts of the Company and its subsidiary with any of its officers, consultants, directors, and key employees.

          Section 3.4 Compliance with Laws. The Company shall comply, and cause its subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which would be reasonably likely to have a Material Adverse Effect.

          Section 3.5 Keeping of Records and Books of Account. The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiary on a consolidated basis, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

          Section 3.6 Reporting Requirements. If the Commission shall cease making the Company's periodic reports available via the Internet without charge, then the Company shall furnish the following to each Purchaser so long as such Purchaser shall be obligated hereunder to purchase the Securities or shall beneficially own Shares or Warrant Shares:

          (a) Quarterly Reports filed with the Commission on Form 10-Q as soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of the Company;

          (b) Annual Reports filed with the Commission on Form 10-K as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company; and

          (c) Copies of all notices, information and proxy statements in connection with any meetings, that are, in each case, provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock.

          Section 3.7 Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Company or its subsidiary under any Transaction Document.

          Section 3.8 Use of Proceeds. The proceeds from the sale of the Shares will be used by the Company for working capital and general corporate purposes except in connection with redemptions of the Company's Series C Convertible Preferred Stock held by certain Purchasers.

          Section 3.9 Reporting Status. So long as a Purchaser beneficially owns any of the Securities, the Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

          Section 3.10 Disclosure of Transaction. The Company shall issue a press release describing the material terms of the transactions contemplated hereby (the "Press Release") as soon as practicable after the Closing; provided, however, that if Closing occurs after 4:00 P.M. Eastern Time on any Trading Day but in no event later than one hour after the Closing, the Company shall issue the Press Release no later than 9:00 A.M. Eastern Time on the first Trading Day following the Closing Date. The Company shall also file with the Commission a Current Report on Form 8-K (the "Form 8-K") describing the material terms of the transactions contemplated hereby (and attaching as exhibits thereto this Agreement, the Registration Rights Agreement and the form of Warrant) as soon as practicable following the Closing Date but in no event more than two (2) Trading Days following the Closing Date, which Press Release and Form 8-K shall be subject to prior review and comment by the Purchasers. "Trading Day" means any day during which the OTC Bulletin Board (or other principal exchange on which the Common Stock is traded) shall be open for trading.

          Section 3.11 Disclosure of Material Information. The Company covenants and agrees that neither it nor any other person acting on its behalf has provided or will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

          Section 3.12 Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Common Stock. The pledge of Common Stock shall not be deemed to be a transfer, sale or assignment of the Common Stock hereunder, and no Purchaser effecting a pledge of Common Stock shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document; provided that a Purchaser and its pledgee shall be required to comply with the provisions of Article V hereof in order to effect a sale, transfer or assignment of Common Stock to such pledgee. At the Purchasers' expense, the Company hereby agrees to execute and deliver such documentation as a pledgee of the Common Stock may reasonably request in connection with a pledge of the Common Stock to such pledgee by a Purchaser, subject to applicable federal securities laws.

                                   ARTICLE IV

                                   Conditions

          Section 4.1 Conditions Precedent to the Obligation of the Company to Close and to Sell the Securities. The obligation hereunder of the Company to close and issue and sell the Securities to the Purchasers at the Closing Date is subject to the satisfaction or waiver, at or before the Closing of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

          (a) Accuracy of the Purchasers' Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

          (b) Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Closing Date.

          (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (d) Delivery of Purchase Price. The Purchase Price for the Shares shall have been delivered to the Company on the Closing Date.

          (e) Delivery of Transaction Documents. The Transaction Documents shall have been duly executed and delivered by the Purchasers to the Company.

          Section 4.2 Conditions Precedent to the Obligation of the Purchasers to Close and to Purchase the Securities. The obligation hereunder of each Purchaser (x) to acquire and pay for the Securities is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below, and (y) to exercise the Additional Investment Right and to acquire and pay for the Shares issuable upon exercise of the Additional Investment Right is subject to the satisfaction or waiver, at the closing of the exercise of the Additional Investment Right, of each of the conditions set forth below. These conditions are for each Purchaser's sole benefit and may be waived by such Purchaser at any time in its sole discretion.

          (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company in this Agreement and the Registration Rights Agreement shall be true and correct in all material respects as of the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

          (b) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

          (c) No Suspension, Etc. Trading in the Common Stock shall not have been suspended by the Commission or the OTC Bulletin Board (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets ("Bloomberg") shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities.

          (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (e) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or its subsidiary, or any of the officers, directors or affiliates of the Company or its subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

          (f) Opinion of Counsel. The Purchasers shall have received an opinion of counsel to the Company, dated the date of such Closing, substantially in the form of Exhibit E hereto, with such exceptions and limitations as shall be reasonably acceptable to counsel to the Purchasers.

          (g) Shares and Warrants. At or prior to the Closing, the Company shall have delivered to the Purchasers certificates representing the Shares (in such denominations as each Purchaser may request) and the Warrants, in each case, being acquired by the Purchasers at the Closing.

          (h) Secretary's Certificate. The Company shall have delivered to the Purchasers a secretary's certificate, dated as of the Closing Date, as to (i) the resolutions adopted by the Board of Directors approving the transactions contemplated hereby, (ii) the Certificate, (iii) the Bylaws, each as in effect at the Closing, and (iv) the authority and incumbency of the officers of the Company executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

          (i) Officer's Certificate. On the Closing Date, the Company shall have delivered to the Purchasers a certificate signed by an executive officer on behalf of the Company, dated as of the Closing Date, confirming the accuracy of the Company's representations, warranties and covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in paragraphs (a)-(e) of this Section
4.2 as of the Closing Date (provided that, with respect to the matters in paragraphs (d) and (e) of this Section 4.2, such confirmation shall be based on the knowledge of the executive officer after due inquiry).

          (j) Registration Rights Agreement. As of the Closing Date, the Company shall have duly executed and delivered the Registration Rights Agreement in the form of Exhibit C attached hereto.

          (k) Material Adverse Effect. No Material Adverse Effect shall have occurred at or before the Closing Date.


                                   ARTICLE V

                               Certificate Legend

          Section 5.1 Legend. Each certificate representing the Securities shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or "blue sky" laws):

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR ORTEC INTERNATIONAL, INC. SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

          The Company agrees to reissue certificates representing any of the Shares and the Warrant Shares, without the legend set forth above if at such time, prior to making any transfer of any such Shares or Warrant Shares, such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request. Such proposed transfer and removal will not be effected until: (a) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of the Shares or Warrant Shares under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Securities Act, (iii) the Company has received other evidence reasonably satisfactory to the Company that such registration and qualification under the Securities Act and state securities laws are not required, or (iv) the holder provides the Company with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act; and (b) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that registration or qualification under the securities or "blue sky" laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or "blue sky" laws has been effected or a valid exemption exists with respect thereto. The Company will respond to any such notice from a holder within five (5) Business Days. In the case of any proposed transfer under this Section 5.1, the Company will use reasonable efforts to comply with any such applicable state securities or "blue sky" laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified or (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject. The restrictions on transfer contained in this Section 5.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement. Whenever a certificate representing the Shares or Warrant Shares is required to be issued to a Purchaser without a legend, in lieu of delivering physical certificates representing the Shares or Warrant Shares, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Shares or Warrant Shares to a Purchaser by crediting the account of such Purchaser's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system (to the extent not inconsistent with any provisions of this Agreement).


                                   ARTICLE VI

                                 Indemnification

          Section 6.1 General Indemnity. The Company agrees to indemnify and hold harmless each Purchaser (and its respective directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) ("Losses") incurred by each Purchaser as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein. The Purchasers severally but not jointly agree to indemnify and hold harmless the Company and its directors, officers, affiliates, agents, successors and assigns from and against any and all Losses incurred by the Company as result of any inaccuracy in or breach of the representations, warranties or covenants made by the Purchasers herein. The maximum aggregate liability of each Purchaser pursuant to its indemnification obligations under this Article VI shall not exceed the portion of the Purchase Price paid by such Purchaser hereunder.

          Section 6.2 Indemnification Procedure. Any party entitled to indemnification under this Article VI (an "indemnified party") will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnifying party a conflict of interest between it and the indemnified party exists with respect to such action, proceeding or claim (in which case the indemnifying party shall be responsible for the reasonable fees and expenses of one separate counsel for the indemnified parties), to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will not defend any action, proceeding or claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article VI to the contrary, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and
(b) any liabilities the indemnifying party may be subject to pursuant to the law.


                                  ARTICLE VII

                                  Miscellaneous

          Section 7.1 Fees and Expenses. Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, provided that the Company shall pay all actual attorneys' fees and expenses (including disbursements and out-of-pocket expenses) incurred by the Purchasers in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, the Warrants, the Registration Rights Agreement and the transactions contemplated thereunder, which payment shall be made at Closing, (ii) the filing and declaration of effectiveness by the Commission of the Registration Statement (as defined in the Registration Rights Agreement) and (iii) any amendments, modifications or waivers of this Agreement or any of the other Transaction Documents. In addition, the Company shall pay all reasonable fees and expenses incurred by the Purchasers in connection with the enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all reasonable attorneys' fees and expenses.

          Section 7.2 Specific Performance; Consent to Jurisdiction; Venue.

          (a) The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

          (b) The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue. The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York. The Company and each Purchaser consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7.2 shall affect or limit any right to serve process in any other manner permitted by law. The Company and the Purchasers hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to the Securities, this Agreement or the Registration Rights Agreement, shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.

          Section 7.3 Entire Agreement; Amendment. This Agreement and the Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the other Transaction Documents, neither the Company nor any Purchaser make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and the Purchasers holding at least a majority of all Shares then held by the Purchasers. Any amendment or waiver effected in accordance with this Section 7.3 shall be binding upon each Purchaser (and their permitted assigns) and the Company. No consideration shall be offered or paid to any Purchaser to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the Purchasers to the Transaction Documents.

          Section 7.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:                  Ortec International, Inc.
                                    3960 Broadway
                                    New York, NY 10032
                                    Attention: Chief Financial Officer
                                    Tel. No.: (212) 740-6999
                                    Fax No.:  (212) 740-2570

with copies (which copies
shall not constitute notice
to the Company) to:                 Feder, Kaszovitz, Issacson, Weber,
                                      Scala & Bass
                                    750 Lexington Avenue
                                    New York, New York 10022
                                    Attention: Gabriel Kaszovitz, Esq.
                                    Tel. No.:  (212) 888-8200
                                    Fax No.:  (212) 888-7776

If to any Purchaser:                At the address of such Purchaser set forth
                                      on Exhibit A to this Agreement.

with copies to:                     Jenkens & Gilchrist Parker Chapin LLP
                                    The Chrysler Building
                                    405 Lexington Ave.
                                    New York, New York  10174
                                    Attention: Christopher S. Auguste, Esq. Tel
                                    No.: (212) 704-6000
                                    Fax No.: (212) 704-6288

          Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

          Section 7.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

          Section 7.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

          Section 7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. After the Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement. Subject to Section 5.1 hereof, the Purchasers may assign the Securities and its rights under this Agreement and the other Transaction Documents and any other rights hereto and thereto without the consent of the Company.

          Section 7.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

          Section 7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

          Section 7.10 Survival. The representations and warranties of the Company and the Purchasers shall survive the execution and delivery hereof and the Closing until the second anniversary of the Closing Date, except the agreements and covenants set forth in Articles I, III, V, VI and VII of this Agreement shall survive the execution and delivery hereof and the Closing hereunder.

          Section 7.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

          Section 7.12 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the names of the Purchasers without the consent of the Purchasers, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation, and then only to the extent of such requirement.

          Section 7.13 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

          Section 7.14 Further Assurances. From and after the date of this Agreement, upon the request of the Purchasers or the Company, the Company and each Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Warrants and the Registration Rights Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.


                            ORTEC INTERNATIONAL, INC.


                                        By:_____________________________________
                                            Name:
                                            Title:



                                        PURCHASER:


                                        By:_____________________________________
                                             Name:
                                             Title:

                                    EXHIBIT A
                               LIST OF PURCHASERS

Names and Addresses                                      Number of Shares
of Purchasers                                            & Warrants Purchased
-------------                                            --------------------

                                    EXHIBIT B
                                 FORM OF WARRANT

                                    EXHIBIT C
                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT D
                      INVESTOR QUESTIONNAIRE CERTIFICATION

                            ORTEC INTERNATIONAL, INC.
                        ACCREDITED INVESTOR CERTIFICATION

         PURCHASE OF THE UNREGISTERED COMMON STOCK AND WARRANTS INVOLVES SIGNIFICANT RISKS AND IS A SUITABLE INVESTMENT ONLY FOR CERTAIN TYPES OF POTENTIAL INVESTORS.

         The purchase of Unregistered Common Stock and Warrants is suitable only for investors who have no need for liquidity in their investments and who have adequate means of providing for their current needs and contingencies even if the investment in the Unregistered Common Stock and Warrants results in a total loss. Unregistered Common Stock and Warrants will be sold only to prospective investors which are "accredited investors" promulgated under the Securities Act. "Accredited Investors" are those investors which make certain written representations that evidence the investor comes within one of the following categories:

(Initial the appropriate category)


____ Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940, as amended, or a business development company as defined in Section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which plan fiduciary is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

____ Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

____ Any natural person whose individual net worth or joint net worth with that person's spouse, at the time of investment in the Unregistered Common Stock and Warrants, exceeds $1,000,000;

____ Any natural person who had an individual income in excess of $200,000 in each of the two most recent calendar years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching that same income level in the current year;

____ Any partnership or trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Unregistered Common Stock and Warrants, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D and who has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and merits of an investment in the units; or

____ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

____     Any entity in which all of the equity owners are accredited investors.

         As used in this Common Stock Purchase Agreement the term "net worth" means the excess of total assets over total liabilities. In determining income, an investor should add to his or her adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments and without any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

         The Company may make or cause to be made such further inquiry and obtain such additional information as it deems appropriate with regard to the suitability of prospective investors. The Company may reject subscriptions in whole or in part if, in its discretion, it deems such action to be in the best interests of the Company.

         If any information furnished or representations made by a prospective investor or others acting on its behalf mislead the Company or the Company as to the suitability or other circumstances of such investor, of if, because of any error or misunderstanding as to such circumstances, a copy of the Common Stock Purchase Agreement is delivered to any such prospective investor, the delivery of the Common Stock Purchase Agreement to such prospective investor shall not be deemed to be an offer and the Common Stock Purchase Agreement must be returned to the Company immediately.

                                               Purchaser:


                                               By:__________________________

                                               Name:____________________

                                               Title:____________________

                                    EXHIBIT E
                                 FORM OF OPINION

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

         2. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Shares and the Warrants. The execution, delivery and performance of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors is required. Each of the Transaction Documents have been duly executed and delivered and each of the Transaction Documents constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms. The Shares are not subject to any preemptive rights under the Certificate of Incorporation or the Bylaws.

         3. The Shares and the Warrants have been duly authorized and, the Shares when delivered against payment in full as provided in the Purchase Agreement, will be validly issued, fully paid and nonassessable. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and reserved for issuance, and when delivered against payment in full as provided in the Warrants, will be validly issued, fully paid and nonassessable.

         4. The execution, delivery and performance of and compliance with the terms of the Transaction Documents and the issuance of the Shares and the Warrants do not (a) violate any provision of the Certificate of Incorporation or Bylaws, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party and which is known to us, (c) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment known to us to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (d) result in a violation of any Federal, state, local or foreign statute, rule, regulation, order, judgment, injunction or decree (including Federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, except, in all cases other than violations pursuant to clauses (a) and (d) above, for such conflicts, default, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

         5. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required under Federal, state or local law, rule or regulation in connection with the valid execution, delivery and performance of the

Transaction Documents, or the offer, sale or issuance of the Shares and the Warrants other than filings as may be required by applicable Federal and state securities laws and regulations and the Nasdaq rules and regulations.

         6. To our knowledge, there is no action, suit, claim, investigation or proceeding pending or threatened against the Company which questions the validity of the Agreement or the transactions contemplated thereby or any action taken or to be taken pursuant thereto. There is no action, suit, claim, investigation or proceeding pending, or to our knowledge, threatened, against or involving the Company or any of its properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any officers or directors of the Company in their capacities as such.

         7. The offer, issuance and sale of the Shares and the Warrants are exempt from the registration requirements of the Securities Act of 1933, as amended.

                                 Schedule 2.1(p)


Placement Agent Agreement


Mr. Ron Lipstein                                        January 4, 2005
Chief Executive Officer
Ortec International Inc.
3960 Broadway
New York, NY 10032



Gentlemen:

This letter Agreement (the "Agreement") confirms the engagement of Burnham Hill Partners ("BHP"), a division of Pali Capital, Inc., by Ortec International (the "Company") to act as its exclusive placement agent and in connection with the private placement of common stock and Series D Convertible Preferred Stock and warrants with an initial closing anticipated to be completed on or around January 5th 2005 (the, "Financing").

As compensation related to the Financing, the Company shall pay to BHP a cash fee equal to ten (10%) percent of the gross proceeds received by the Company with respect to new cash investments made in the Financing. In addition, for a period of thirty-six (36) months from the Closing, BHP shall receive a cash fee equal to six (6%) percent of the gross proceeds raised from future cash exercises of currently outstanding investor common stock purchase warrants and common stock purchase warrants issued in connection with the Financing.

In addition, BHP or their assigns shall be issued Placement Agent Warrants in an amount equal to fifteen (15%) percent of the common shares (or common share equivalents in connection with the Series D) issued in connection with the Financing. For purposes of calculating the number of Placement Agent Warrants to be issued, all common shares (inclusive of Series D) issued in connection with and upon conversion of the currently outstanding promissory notes at their original face value shall be included. Common shares issuable upon conversion of the existing Series C shall be excluded from the Placement Agent Warrant calculation. The Placement Agent Warrants shall be exercisable at $.95 per share. The shares underlying the Placement Agent Warrants shall have standard piggyback registration rights, a cashless exercise provision and shall be non-redeemable.

Upon completion of the Financing, BHP shall act as the Company's exclusive placement agent in connection with subsequent financing activity during the term of this Agreement. In connection with subsequent financings with gross proceeds in excess of $10 million, BHP's cash fee shall be reduced to eight (8%) percent and the Placement Agent Warrant percentage shall be reduced to ten (10%) percent.

In connection with a strategic transaction, defined as merger, acquisition, consolidation, sale or disposition of all or substantially all of the Company's assets, a licensing or similar transaction (a, "Strategic Transaction"), BHP shall be paid a fee to be negotiated in good faith between the Company and BHP based on industry standard fees for such transactions.

The Company shall provide to BHP quarterly reimbursement of all documented out-of-pocket expenses, which amount shall not exceed $2,000 without the prior written approval of the Company.

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by recognized overnight courier or personally delivered (a) if to the Company, to the Company's office at 3960 Broadway, New York, NY 10032. Attention: Ron Lipstein, Chief Executive Officer; and (b) if to BHP, to its office at 570 Lexington Avenue, New York, NY 10022. Attention: Jason Adelman, Managing Director.

No advice or opinion rendered by BHP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent unless required by law, government regulations, or legally required in court proceedings. In addition, BHP may not be otherwise referred to without its prior written consent. Since BHP will be acting on behalf of the Company in connection with its engagement hereunder, the Company has entered into a separate letter Agreement, dated the date hereof, providing for the indemnification by the Company of BHP and certain related persons and entities.

BHP is a division of Pali Capital Inc., a European American Investment Group Company. The letter agreement shall remain in full force and effect as to BHP and the Company in the event that BHP becomes an independent entity. In connection with this engagement, BHP is acting as an independent contractor with duties owing solely to the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

This letter and the indemnification Agreement contain the entire Agreement of the parties with respect to the subject matter hereof and supersede and take precedence over all prior Agreements or understandings, whether oral or written, between BHP and the Company. The invalidity or unenforceability of any provision of this letter Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the indemnification Agreement, which shall remain in full force and effect

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.


                                      Very truly yours,


                                      Burnham Hill Partners





                                      By:
                                         --------------------------------------
                                      Name:
                                      Title:

Accepted and Agreed to as of the date first written above:


Ortec International, Inc.


By:
   ----------------------------------------------------
Name:    Ron Lipstein
Title:   Vice Chairman and Chief Executive Officer

Advisory Agreement


                                 January 4, 2005


Mr. Ron Lipstein
Chief Executive Officer
Ortec International Inc.
3960 Broadway
New York, NY 10032

Gentlemen:

This letter Agreement (the "Agreement") confirms the engagement of Burnham Hill Partners ("BHP"), a division of Pali Capital, Inc., by Ortec International, Inc. (the "Company") to act as its financial advisor.

As compensation related to BHP's advisory services provided during the term of this agreement, the Company shall pay to BHP, a fee of $250,000 (such cash payment amount to be deferred until the Company's cash balance exceeds $10 million). For the period that ends ten (10) business day following the filing of the Company's 2004 10-K, BHP or its assigns may in their sole discretion apply the full fee amount, or any pro-rata portion thereof, to the purchase of the securities at the same price and terms issued in the Company's January 2005 common stock and warrant financing.

BHP shall advise at the request of the Company with respect to issues related to strategic business planning, balance sheet restructuring initiatives and interacting with potential strategic partners.

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by recognized overnight courier or personally delivered (a) if to the Company, to the address listed above Attention: Ron Lipstein; and (b) if to BHP, to its office at 570 Lexington Avenue, New York, NY 10022. Attention: Managing Director.

BHP's advisory agreement hereunder shall expire on September 30th 2005.

BHP is a division of Pali Capital Inc., a European American Investment Group Company. The letter agreement shall remain in full force and effect as to BHP and the Company in the event that BHP becomes an independent entity. In connection with this engagement, BHP is acting as an independent contractor with duties owing solely to the Company. Each of BHP and the Company agrees that the other party has no fiduciary duty to it or its stockholders, officers and directors as a result of the engagement described in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

                                        Very truly yours,


                                        Burnham Hill Partners

                                        By:
                                           ------------------------------------
                                        Name:
                                        Title:

Accepted and Agreed to as of the date first written above:


Ortec International, Inc.


By:
   -----------------------------------------------------
Name:
Title: